EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 22, 2013 (the “Effective Date”) by and among W AND O, Inc., a Florida corporation (“Seller”), and Ark Rustic Inn LLC, a Delaware limited liability company, or its designee or assignee (“Buyer”) with reference to the following:

A. Seller owns and operates a restaurant and bar known as the Rustic Inn Crab House (the “Business”) at 4331 Ravenswood Rd., Dania Beach, Florida 33312 (the “Location”);

B. Seller owns real property referred to collectively as 4331 Ravenswood Road, Dania Beach, FL and consists of the real property located at 4331 Ravenswood Road, Dania Beach, FL , 4281 Ravenswood Road, Dania Beach, FL, SW 42 Street, Dania Beach, FL and SW 42 Court, Dania Beach, FL (the “Real Property”);

C. Seller holds certain licenses and permits, including a liquor license from the Florida Department of Business Regulation Division of Alcoholic Beverages and Tobacco (the “FLA”) to operate the Business; and

D. Subject to and on the terms and conditions set forth in this Agreement, the Seller desires to sell, and Buyer desires to buy, substantially all of the assets of the Seller.

NOW, THEREFORE, for and in consideration of the recitals, the mutual covenants and agreements hereafter described and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

1. Sale and Purchase.

1.1. Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell, convey, transfer, assign and deliver to Buyer and Buyer agrees to purchase from respective Seller the Business as a going concern and Seller’s right, title and interest in and to all of the Acquired Assets. As used herein “Acquired Assets” shall mean all right, title and interest in and to all of the assets of Seller of every kind, character and description, other than the Excluded Assets, which are related to or used in connection with the conduct and operation of the Business, whether personal or real, tangible or intangible and wherever located, whether or not reflected on Seller’s financial statements, as such assets may exist on the Closing Date, including but not limited to all of its: (a) Real Property as more fully described in the Florida Realtors® Commercial Contract annexed hereto and made part hereof “Real Estate Rider” (b) inventory of materials and supplies, and all furniture, signage, fixtures, machinery, trade fixtures, including but not limited to security cages, equipment, computer equipment, alarm systems, cameras and recording devices, protective cages, electrical installations, safes, dock and floating barge, and all other tangible assets relating to the Business of every kind and nature; (c) goodwill associated with the Business, all value of the Business as a going concern, and all records related to the Business including, without limitation, customer records, customer information, customers cards, operations manuals, advertising matter, correspondence, mailing lists, credit records, purchasing materials and records, personnel records, blueprints, data bases, supplier information and records, and all other data and know-how related to the Business, in any form or medium wherever located; (d) proprietary items including, but not limited to, menus, promotional items and literature, use of the founding family’s namesake and picture as it relates to the restaurant, history of the restaurant, memorabilia, photographs and décor; (e) telephone and fax numbers, trade names, trademarks and trademark applications, service marks and service mark applications, patents and patent applications, copyrights, assumed names, fictitious names, slogans, domain names, web addresses, web sites, all software and software licenses and all rights in all data processing systems and networks, and all operations manuals, computer hardware, data bases, related documentation, and know-how of any kind; (f) credits, prepaid expenses, advance payments, security deposits and prepaid items customarily transferred and paid for in business asset purchase transactions, but only to the extent that in addition to the Purchase Price, credit is given or payment is made for same at Closing; (g) contracts, agreements, commitments, and personal property leases of Seller relating to the Business that are described in detail on Schedule 5.10 which Buyer affirmatively elects in writing to assume (the “Purchased Commitments”); (h) to the extent assignable, licenses relating to the Business or the Acquired Assets; (i) privileges and advantages of every nature, kind and description, being personal or real, tangible or intangible, located at, on, or under the Property or in any way used in connection with the Property or otherwise possessed or owned by Seller or in which Seller has any interest whatsoever, all of the licenses, permits, easements, regulatory rights, air rights, roof rights, antenna rights, navigation and water use rights, developer and use rights, and wallscape and signage rights, leases, subleases and rights thereunder; and (j) guarantees, warranties, indemnities or similar rights in favor of the Seller with respect to any of its Acquired Assets. All of the Acquired Assets are being sold, assigned, transferred, conveyed and delivered to Buyer hereunder free and clear of any Lien. As used herein “Lien” shall mean any mortgage, pledge, lien, claim, security interest, assessment, conditional sale agreement, burden, restriction, prior assignment, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any Uniform Commercial Code lien or tax lien.

1.2. Excluded Assets. The Acquired Assets shall not include the assets listed on Schedule 1.2, licenses that are not assignable, and all leases, contracts, agreements, commitments not relating to the Business (collectively, the “Excluded Assets”).

1.3. Assumed Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, defined below, Buyer will assume and agree to pay, perform and discharge only the obligations of Seller first arising from the operation of the Business following the Closing under the Purchased Commitments (the “Assumed Liabilities”). Notwithstanding any other provision of this Agreement, Buyer will not assume and shall not be responsible for the payment, performance or discharge of any liabilities or obligations of Seller, whether now existing or hereafter arising, unless specifically set forth in this Section 1.3. Without limiting the foregoing, Seller, and not Buyer, shall be responsible for any and all of its respective liabilities, responsibilities, expenses and obligations relating to: (a) the Business (or any part thereof) incurred, accruing or arising before the Closing Date, even if not asserted or discovered until on or after the Closing Date, defined below, and (b) the Excluded Assets.

1.4. Due Diligence. Seller hereby agrees to deliver to Buyer within fifteen (15) days of the date hereof those due diligence items (“Due Diligence Items”) requested by Buyer or set forth herein. Buyer shall have thirty (30) days (“Due Diligence Period”) from receipt of all of the Due Diligence Items to review and to approve the Due Diligence Items and any other information or documentation it acquires. If Buyer, in its sole discretion, does not approve any of the Due Diligence Items or any of the information provided to Buyer pursuant to this section or any information or documentation it otherwise acquires at any time prior to the expiration of the Due Diligence Period, Buyer, at its option, may terminate this Agreement by written notice to Seller delivered at any time prior to the expiration of the Due Diligence Period, whereupon this Agreement shall become null and void and of no further force and effect, the Deposit (as defined below) shall be returned to the Buyer and the parties hereto shall have no further obligation to one another. However, in lieu of such immediate termination of this Agreement, Buyer may

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at its option notify Seller in writing of those matters as to which it has concerns and extend the Due Diligence Period and Buyer’s right to terminate this Agreement and receive the return of the Deposit as to those items only for a period of an additional thirty (30) days in order to give the parties the opportunity to resolve such concerns. Buyer’s failure to terminate this Agreement pursuant to this Section 1.4 shall not affect Buyer’s right to require the satisfaction of all conditions to closing set forth in this Agreement. Buyer and Seller shall also take all necessary steps following execution to obtain the transfer of the Liquor License or a new liquor license in favor of Buyer necessary to run the Business from the FLA (the “Liquor License”).

2. Purchase Price. Subject to the provisions contained herein on the Closing Date, Buyer agrees to pay to Seller the sum of (i) an initial refundable deposit of Five Hundred Thousand Dollars ($500,000) (the “Deposit” paid upon the execution of this Agreement); (ii) Seven Million Dollars ($7,000,000); and (iii) the amount allocated during Inventory in accordance with Section 7.11 hereof plus or minus the Prorations and Credits, defined below (the “Purchase Price”) for the conveyance, sale and transfer of the Acquired Assets, allocated as follows:

(a) $150,000.00 for non-Real Property tangible personal property included within the Acquired Assets as determined by Buyer;

(b) $ (amount to be allocated based on an independent appraisal obtained by Buyer) the Real Property;

(c) $______ for the restrictions imposed on the Seller under Section 9.4;

(d) The balance of the Purchase Price to customer records and goodwill and

(e) Plus the value of Inventory for food and liquor as calculated in the Inventory Report (defined in Section 5.20).

The parties hereto shall file all applicable tax returns in accordance with the allocation set forth in this Section 2. The Purchase Price shall be payable by Buyer to Seller, in cash, by cashier’s check, wire transfer or by immediately available funds, plus or minus the specific items hereinafter described and the usual and ordinary prorations and credits, including but not limited to electricity, local telephone and other utility charges, real estate taxes, insurance, bank charges, gift card liabilities, salaries and accrued vacation and other benefits of employees, payment of all amounts owed by Seller to any governmental agency or unit, and payment of all amounts secured by Liens against the Acquired Assets (collectively, the “Prorations and Credits”). The parties hereto agree to reprorate as to any errors in the listing or payment of Prorations and Credits. To the extent that one party owes money to the other pursuant to this section, such party shall pay all amounts so owed within thirty (30) days after written notice thereof.

(f) A portion of the Purchase Price, in an amount to be mutually agreed upon by the parties, ($TBD) (the “Escrow Cash”) shall be delivered to Buyer’s attorney, as escrowee (the “Escrowee”), to be held pursuant to an escrow agreement in form and substance reasonably acceptable to Buyer and Seller (the “Closing Escrow Agreement”) to secure the indemnification obligations of the Seller under this Agreement. The Escrow Cash will be released only in accordance with the terms of the Closing Escrow Agreement. The Seller acknowledges and agrees that Buyer’s remedies under the Closing Escrow Agreement are not Buyer’s sole and exclusive recourses or remedies in connection herewith.

(g) Notwithstanding the foregoing, if at the Closing there exists any binding holdback requirement imposed by any applicable governmental unit, including without limitation a stop order or similar notice issued by any taxing or other governmental agency or department, the Escrow Cash to be paid in escrow shall be increased and the amount to be paid to Seller shall be decreased accordingly. To

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the extent Escrowee receives written notice from any such governmental unit authorizing the release of the funds ordered held back by such governmental unit, Escrowee shall release such funds to Seller. To the extent any such governmental unit makes written demand for such funds, Escrowee shall pay same to such governmental unit. The amount placed in escrow hereunder subject to any governmental holdback requirement is not intended to be a limitation of Seller’s liability, if any, to any applicable governmental unit, and Seller shall remain liable for all of Seller’s obligations to governmental units.

3. Closing. Time is of the essence with respect to all time periods and dates set forth in this Section 3. The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur within fifteen (15) days following Buyer’s completion of the Due Diligence set forth in Section 1.4 hereof and the satisfaction or waiver of the Conditions Precedent (as defined below) (the “Closing Date”). The parties shall use their best efforts to close on or before February 28, 2014. The Closing shall take place at the office of Seller’s attorneys’ offices, VanDeVoorde Hall Law, P.L., 1327 North Central Avenue, Sebastian, Florida, or at such other location which is mutually agreed upon by the parties. The parties hereto agree to cooperate and use reasonable efforts to cause all contingencies to occur by the Closing Date. If through no fault of Buyer or Seller the Closing fails to occur on or before February 28, 2014, then either Seller or Buyer may, without liability, terminate its obligations under this Agreement. If the Closing fails to have occurred on or before February 28, 2014 and the failure of the Closing to occur shall be determined by a court of law or other tribunal have been the fault of Buyer, Seller shall have the right to maintain suit for any and all remedies, at law but not in equity, against Buyer for breach of this Agreement, provided however that Seller’s damages to be recovered from Buyer shall be limited to an amount equal to $500,000 of the Purchase Price. If the Closing shall not have occurred on or before February 28, 2014 and the failure of the Closing to occur shall have been determined by a court of law or other tribunal the fault of Seller, then Buyer shall have the right to maintain suit for any and all remedies, at law or in equity, against Seller for breach of this Agreement.

4. Closing Deliveries.

(a) Closing Deliveries of Buyer. At Closing, Buyer shall deliver to Seller the following: (i) the Purchase Price, less the Deposit and Escrow Cash (as may be increased hereunder); (ii) certified copy of resolutions duly adopted by Buyer, approving the terms and conditions of this Agreement and authorizing Buyer’s officers to execute, deliver and consummate the same for and on behalf of Buyer; (iii) certificate of Buyer’s good standing as a Florida limited liability company; (iv) the deliverables set forth in the Real Estate Rider; and (v) such other documents as Seller may reasonably request or are required pursuant to this Agreement (assumption of Purchased Commitments).

(b) Closing Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following: (i) duly executed bill of sale and assignment agreement with appropriate warranties of ownership covering the Acquired Assets, in form and substance reasonably acceptable to Buyer; (ii) all customer records relating to the operation of the Business at the Location; (iii) certified copy of resolutions duly adopted by the Shareholder and the Seller’s Board of Directors, approving the terms and conditions of this Agreement and authorizing Seller’s officers to execute, deliver and consummate the same for and on behalf of Seller; (iv) certificate of Seller’s good standing as a Florida corporation and certified copies of Seller’s organizational documents and by-laws; (v) possession of the Acquired Assets; (vi) at Seller’s cost, UCC, tax and judgment search reports issued by a company reasonably satisfactory to Buyer evidencing that the Acquired Assets are free from Liens or encumbrances of any sort; (vii) termination statements terminating all financing statements of record on the Closing Date under the Uniform Commercial Code with respect to the Acquired Assets, or a written commitment from the secured party, in form and substance reasonably acceptable to Buyer, to provide the same; (viii) the originals or certified copies of the Purchased Commitments; (ix) a certification to Buyer, in form and substance reasonably acceptable to Buyer, that Seller warrants that, as of the Closing Date it is in good standing, duly authorized, no default has occurred under any material agreement relating to the Acquired Assets, all third

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party consent needed to sell the Acquired Assets has been obtained and no proceedings are pending against Seller or Shareholder ; (x) good, marketable and insurable title to the Real Property, free from all liens and encumbrances and municipal matters, including an acceptable certified boundary survey for the real properties and other deliverables set forth in the Real Estate Rider; (xi) a Closing Certificate as described in Section 6 and (xiii) such other documents as Buyer’s attorney may reasonably request or are required pursuant to this Agreement.

5. Representations and Warranties of Seller. Except as otherwise disclosed in writing to Buyer on or after the Effective Date, to induce Buyer to execute this Agreement and consummate the transactions contemplated hereunder the Seller hereby represents and warrants to Buyer as of the date hereof as follows:

5.1. Organization, Good Standing, Authorization. Seller is a corporation duly organized, validly existing and in good standing under the provisions the law of the State of Florida. Seller has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Seller has all corporate power and the Shareholder has authority to enter into this Agreement and all other agreements and documents to be executed by them at Closing pursuant hereto (collectively, the “Acquisition Agreements”). The Acquisition Agreements have been, or will be at the Closing, as applicable, duly executed and delivered by the Seller and shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.2. No Violation. The execution, delivery, compliance with and performance by Seller of the Acquisition Agreements does not and will not: (i) violate or contravene the articles of incorporation or by-laws, as amended to date (the “Charter Documents”), of Seller; (ii) violate or contravene any law, rule, regulation, ordinance, order, judgment or decree (collectively, “Applicable Law”) to which such Seller or any of its assets is subject; (iii) conflict with or result in a breach of or constitute a default by any party under any agreement or other document to which Seller is a party or by which any of their assets or properties are bound or are subject; (iv) result in the creation of any Lien upon any of such Seller’s properties or the Acquired Assets or give to any person or entity a right of acceleration or termination; (v) require any approval or consent of any person under the Charter Documents of such Seller, or any agreement or other document to which Seller is a party or by which Seller or any of its assets or properties are subject; (vi) result in the termination, modification or cancellation of any transferable license, permit, franchise, governmental authorization, contract, clearance or approval necessary for the lawful operation of the Business by Buyer; and (vii) require Seller to obtain any authorization, consent, permit, filing, clearance, registration or exemption or other action by or from or notice to or filing with (either before or after the Closing Date) any federal or state court, administrative agency or other governmental body, other than the FLA. As to any authorization, consent, approval, permit, filing, clearance, registration or exemption or other action relating to Seller’s operation of the Business, there are no waivers, conditions or “grandfathered” conditions which would be reasonably likely to adversely affect the Acquired Assets or the operation of a restaurant or bar at the Location on or after the Closing.

5.3. Title. Seller has, and Buyer will receive at Closing, good, valid and marketable title to all of the Acquired Assets free and clear of all Liens, leases, tenancies and not subject to any pending probate matters. The Acquired Assets comprise all assets of the Seller other than the Excluded Assets. All tangible personal property at the Location is owned by the Seller and not leased. All of the Acquired Assets are in good operating condition and repair and no maintenance, repairs, or replacement thereof has been unreasonably deferred. There are no financing statements under the Uniform Commercial Code filed with the Florida Secretary of State which name Seller as debtor, excepting only financing statements

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no longer in effect, and Seller has not signed any security agreement authorizing any secured party thereunder to file any such financing statement.

5.4. No Subsidiaries. Seller does not own and has never owned, either directly or indirectly, any interest (whether debt or equity) in any other entity.

5.5. Intellectual Property. Seller has all rights to use and assign all intellectual property which relates to the Business as now operated or used by Seller in the operation of the Business, including the [trade name] - the “Rustic Inn Crabhouse & Seafood”. The use of such intellectual property by Seller does not infringe on the rights of any other party. Seller has all appropriate licenses (all of which are in full force and effect) to operate its computer programs and all such licenses are freely assignable to Buyer.

5.6. Legal Proceedings. Except as set forth on Schedule 5.6 attached hereto, there are no actions, suits, litigation, proceedings or investigations pending or threatened by or against Seller or by or against any Shareholder which relate to the Business or the Acquired Assets, and Seller has not received any written or oral claim, complaint, threat or notice of any such proceeding or claim or is aware of any basis for any such claim.

5.7. Compliance with Laws. In operating the Business, Seller has complied in all material respects with all regulations, rules, ordinances, laws, statutes, orders and decrees of any governmental authority applicable to it (collectively, the “Applicable Laws”). Seller has not received any notice asserting any violation thereof or non-compliance therewith and there is no pending or to the best of Sellers’ knowledge, after due inquiry, threatened investigation, inquiry or audit by any federal, state, or local governmental authority relating to Seller, the Business or any of the Acquired Assets.

5.8. Permits and Licenses. (i) Schedule 5.8 identifies all existing permits and is complete and correct in all material respects; (ii) such permits constitute all of the permits currently necessary for the ownership and operation of the Business, including, but not limited to, the food and beverage licenses required to sell and serve food and liquor at the Business; (iii) no default has occurred in the due observance or condition of any Permit which has not been heretofore corrected; (iv) Seller has not received any notice from any source to the effect that there is lacking any permit needed in connection with the operation of the Business or any restaurant, bar or other operation connected therewith; and (v) all permits (except those listed on Schedule 1.2) are assignable to Purchaser. Each permit and license held by Seller (including the Liquor License) is valid and in full force and effect, all fees and deposits required in connection therewith have been paid, and no such license is subject to any limitation, restriction, probation or other qualification. There is not pending, or to the best of Seller’s knowledge, after due inquiry, threatened, any investigation or proceeding which would reasonably be expected to result in the termination, revocation, limitation, suspension, restriction or impairment of any such license or the imposition of any fine, penalty or other sanctions for violation of any such license requirements. Seller now has, and has had at all relevant times, all licenses required to legally own and conduct the Business and to own and use the Acquired Assets. There are not any orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Business conducted by the Seller or the properties of the Seller and which would reasonably be expected to materially adversely affect the properties, Acquired Assets, liability, operations or prospects of Buyer after the Closing Date.

5.9. Title to Real Property. The interest in the Real Property owned by Seller is good, marketable and insurable title in fee simple, free and clear of all tenancies and leases, mortgages, options, liens, charges, easements, agreements, claims, restrictions or other encumbrances of any kind or nature, except as set forth on Schedule 5.9 attached hereto to be satisfied at Closing.

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(a) Seller is the sole owner of the Real Property and (i) no option to purchase any of the Properties, as defined in the annexed Real Estate Rider, or any right of first refusal or right of first offer to purchase any of the Properties exists, and (ii) Seller has not granted any option to purchase any of the Properties, as defined in the annexed Real Estate Rider, or any right of first refusal or right of first offer to purchase any of the Properties.

(b) The Properties are not encumbered by any lease or occupancy agreement on the date of this Contract and will be delivered broom clean.

(c) The air rights and development rights appurtenant to the Properties, to the extent existing under local law, have not been previously sold or transferred and will not be sold or transferred prior to the Closing.

(d) There are no service, maintenance, supply, management or other written or verbal contracts or agreements affecting the Properties to which Seller is a party which will remain in effect beyond the Closing.

(e) Seller is not a, and is not acting directly or indirectly for or on behalf of any, person, group, entity or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Persons,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets or directly on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity, or nation.

(f) There is no suit, special proceeding, arbitration or administrative proceeding presently pending or, to Seller’s knowledge, threatened concerning the Properties to which Seller is a party.

(g) There are no pending or contemplated condemnation or eminent domain proceedings (or process or purchase in lieu thereof) affecting the Properties or any part thereof.

(h) Seller has not received any written notice from any governmental authority or agency claiming that (i) the Properties or any use thereof violates any Environmental Laws in any material respect, or (ii) Seller or any tenant or other occupant of the Properties has violated any Environmental Laws with respect to the Property in any material respect. As used herein, “Environmental Laws” means all applicable federal, state, regional and local laws including rules of common law, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements, relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances.

(i) There are no enforcement actions under any Environmental Laws pending against Seller or any tenant, and there are no enforcement actions under any Environmental Laws pending against the Properties, or threatened in writing against Seller, any tenant or the Properties; and

(j) Seller has not instituted, and will not institute, and is not aware of any pending or threatened zoning proceedings which would materially and adversely affect the zoning currently applicable to the Properties.

(k) There are no municipal matters adversely affecting the properties, such as permits, violations, code citations, assessments, liens, fines or the like.

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(l) Seller freely owns and may convey all appropriate rights to the dock and floating barge. Seller represents the dock was built within code requirements, is safe for use and can pass underwater inspection.

5.10. Commitments. Seller has delivered or made available to Buyer true and correct copies of all written contracts, agreements, commitments, arrangements and personal property leases which relate to the Business and/or the Acquired Assets, including without limitation, all amendments thereto. A true, correct and complete list and summary description of all such written documents and any and all oral contracts, agreements, commitments, arrangements and personal property leases which relate to the Business and/or the Acquired Assets is attached hereto as Schedule 5.10. All Purchased Commitments are in full force and effect (and are expected to be in full force and effect immediately following the Closing) and represent the valid and binding obligations of Seller and other parties. The Seller and all other parties thereto have performed in all material respects all obligations required to be performed by it or them thereunder, respectively. Neither Seller nor any other party is (with or without the lapse of time or the giving of notice, or both) in default under any such Purchased Commitment (other than any default under any Purchased Commitment which is not material to the Business and which default is not expected to result in material liability to Seller or Buyer as assignee), and Seller has not received any notice of any default or termination of any such Purchased Commitment from any other party thereto and Seller is not aware of any facts or circumstances (with or without the lapses of time or the giving of notice or both) under which it would be reasonably likely that there would be a default or termination of any such Purchased Commitment. Seller has no outstanding powers of attorney relating to the Business or the Acquired Assets.

5.11. Financial Statements. Seller has heretofore delivered to Buyer (or will deliver, within fifteen (15) days after the Effective Date) its financial statements for the months January through October 31, 2013 and for the years ended December 31, 2012 and 2011 and its tax returns for the years 2012, 2011 and 2010. Seller will deliver to Buyer as soon as practicable its financial statements for each month in 2013 which elapses prior to the Closing Date. The financial statements referred to in the first sentence of this Section 5.11 (collectively, the “Financial Information”) are based upon the information contained in the books and records of the Seller and present fairly the assets, liabilities and financial condition of the Seller as of the respective dates thereof and the results of such Seller’s operations for the periods ended as of the respective dates thereof. The Financial Information in each case has been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved and with prior periods and the Financial Information does not materially overstate or understate the gross revenues or net income or the major operating expenses, including, but not limited to, food and beverage purchases, salaries, and payroll tax expenses of Seller.

5.12. No Undisclosed or Transferee Liability. Seller has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, that is not reflected or reserved against in the Financial Information, other than liabilities incurred in the ordinary course of business after the date of the latest of the Financial Information. All debts, liabilities and obligations of Seller or otherwise relating to the Business or the Acquired Assets incurred after the periods covered by the Financial Information have been incurred in the ordinary course of business, consistent with past practice, and are usual and normal in amount. The transactions described herein will not result in Buyer being subject to any “transferee liability” of any type (other than as expressly assumed by Buyer and for which Buyer receives a credit under this Agreement), including, without limitation, any liability for Sellers’ debts and obligations to creditors or to any state, local or federal taxing body or to the [Florida Department of Labor] or similar governmental entity or division.

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5.13. No Brokers. Except as described on Schedule 5.13, Seller has not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement.

5.14. Taxes. Seller is not delinquent with respect to money due to any federal state, or local taxing authority or any other governmental entity for income tax or any other tax, or interest, penalties, assessments or deficiencies relating thereto (collectively, “Taxes”). Seller has filed all federal, state and local and all other tax returns which it is required to have filed. Seller has paid or made adequate provision for the payment of all Taxes which have or may become due pursuant to said returns, or pursuant to any assessment received with respect thereto, or which is otherwise due and payable by such Seller. As of the Closing Date, Seller shall have paid all accrued sales taxes owed by Seller in the state of Florida. No adjustment of or deficiency of any Taxes or claim for additional Taxes has been proposed, or to the best of Sellers’ knowledge, threatened, asserted or assessed against Seller. There are no audits or other examinations being conducted or, to the best of Sellers’ knowledge, after due inquiry threatened by any taxing authority, and there is no deficiency or refund litigation or controversy in progress or, to the best of Sellers’ knowledge, after due inquiry, threatened, with respect to any Taxes previously paid by Seller or with respect to any returns previously filed by Seller or on behalf of Seller. Seller has not made any express waiver of any statute of limitations relating to the assessment or collection of Taxes.

5.15. Shareholders’ Ownership. The Estate of Wayne H. Oreal owns 100% of the issued and outstanding capital stock of Seller. Seller (and no other person or entity) owns all right, title or interest in personal property of any kind that was actually used and was necessary to the previous conduct of the Business by Seller, whether tangible or intangible, wherever located.

5.16. Employee Matters. Except as set forth as schedule 5.16 attached hereto, no employee of Seller has a written employment agreement or is other than an “at-will” employee. Seller is not a party to, and Seller is not subject to, any collective bargaining or other agreement or understanding with any labor union, and no approval by any labor union is required to complete this transaction. Prior to the date hereof, no labor union has attempted to represent employees of the Seller at the Location. Seller is not privy to or involved in any labor or union controversy or other interaction of any kind. There are no grievances, disputes or controversies with any individual or group of employees which would reasonably be expected to have a material and adverse effect on the Business. The Seller has not received notice of any labor action for failure to pay Seller’s employees appropriately.

5.17. No Discounts or Promotions. None

5.18. No Change. Since the Effective Date there has not been: (a) any change in the condition of the Acquired Assets; (b) any contract, agreement, lease or other commitment or arrangement (written or oral) entered into or amended relating to the Business; (c) any indebtedness, liability or obligation created, incurred or assumed by any Seller; (d) any acquisition by Seller of any Acquired Assets in any transactions with any of Seller’s officers, directors or Shareholder, or any relative by blood or marriage or any Affiliate (as hereinafter defined) thereof or of Seller, or any acquisition of any Acquired Assets of material value in any transaction with any other person or entity; (e) any material change in Seller’s maintenance of its books of account; (f) any sale, lease or other disposition of or agreement to sell, lease or otherwise dispose of, any of the Acquired Assets, except in the ordinary course of business and consistent with past practice; or (g) any other event, condition, change or circumstance which has had, or is reasonably expected to have, a material adverse effect, on Seller or the Acquired Assets taken as a whole. “Affiliate” shall mean any party which is directly or indirectly controlling, controlled by or under common control with another person or entity.

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5.19. Solvency. Assuming that Buyer performs all of its obligations under this Agreement, Seller will have sufficient funds to satisfy all obligations owed to its creditors. Seller is solvent and has assets which have a fair value in excess of its liabilities. The Purchase Price is fair, has been negotiated on an arms-length basis, and is greater than what Seller could obtain for the Assets if such Assets were sold on a liquidation sale basis. Seller has had the opportunity to obtain consult with its independent advisors as to the merits of the transaction described herein. Seller is not entering into this transaction under duress nor as result of the requirement of any lender, creditor or the FLA.

5.20. Inventory. As of the Effective Date, the Inventory of the Business is set forth on Schedule 5.8. The Seller shall provide at least three days prior to Closing a report of all existing inventory at the Location (the “Inventory”) that at such time is owned by Seller and which is (a) usable or saleable in the ordinary course of the Business; (b) sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted, and (c) carried on the books of Seller at an amount which reflects costs. No less than three (3) days prior to Closing, Seller shall provide a certified report of the Inventory at the Location and the corresponding cost associated therewith (the “Inventory Report”) setting forth the value of the Inventory at cost for the purposes of calculating the Purchase Price. The value of the inventory shall be calculated at one hundred percent (100%) of the aggregate cost of the Inventory.

5.21. Disclosure. No representation or warranty in this Section 5 contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance known to Seller that has not been disclosed in writing to Buyer that is reasonably likely to materially and adversely affect the Acquired Assets or the conduct of the Business following the Closing.

6. Conditions Precedent. Buyer shall not be obligated to close the transactions contemplated by this Agreement unless each of the following conditions are satisfied, or expressly waived in writing by Buyer (collectively, the “Conditions Precedent”): (a) Buyer and Seller, shall have entered into a management agreement to operate the Business at the Location until the Liquor License from the FLA is issued to Buyer; (b) Seller shall have executed and delivered to Buyer at the Closing a Certificate certifying: (i) as to the fulfillment of the matters contained in this Section 6 and (ii) that as of the Closing Date the representations and warranties of the Seller contained in this Agreement are true, complete and accurate to the same extent and with the same force and effect as if made on such date; (c) the Seller shall have materially performed, satisfied and complied with all obligations and covenants of Seller required by this Agreement to be performed or complied with by them, respectively, at or before the Closing; (d) Seller shall have delivered to Buyer at or before the Closing, as applicable hereunder, all documents and all other items required hereunder to be delivered by them, respectively, in form and substance reasonably satisfactory to Buyer, with all such documents which require Seller’s execution having been duly executed, as applicable, by Seller; (e) Seller shall have obtained all necessary approvals, consents and clearances from governmental authorities (including but not limited to Probate court, Department of Business and Professional Regulation, and Department of Revenue) and others in connection with the transactions contemplated by this Agreement (the “Consents”), (f) no new law or amendment to any existing Applicable Law has been enacted, proposed, promulgated, issued or otherwise effectuated which precludes the transaction contemplated by this Agreement or which would materially adversely affect or is reasonably likely to materially adversely affect in Buyer’s reasonable determination the profitability or legality of the Business; (g) there has been no material adverse change in the Business assets, liabilities, results of operations or prospects of Seller since the date of this Agreement; (h) ARK Rustic Inn Real Estate, LLC shall have received certified environmental inspection reports for the subject Real Property indicating no environmental contamination and a satisfactory engineer’s structural report. If the FLA shall fail or refuse to issue the Liquor License and if Buyer shall have made a good faith effort to obtain the Liquor License, then either Buyer or Seller may, without liability, terminate its obligations under this Agreement. Seller shall cooperate with Buyer to: (i) obtain the FLA’s approval to operate the Business at the Location and (ii) complete the transactions contemplated by this Agreement.

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7. Pre-Closing Covenants. In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants between the Effective Date and the Closing Date:

7.1. Confidentiality.

(a) At all times after the parties’ full execution of this Agreement, each of the parties hereto will hold, and will cause its officers, representatives, brokers, attorneys, advisers and affiliates to hold, in confidence and not disclose to any other person, entity or governmental unit for any reason whatsoever this Agreement, the terms hereof, or the transactions contemplated hereby (collectively, the “Information”), except to the extent: (i) necessary for such party to consummate and give full effect to the transactions contemplated hereby, (ii) such Information is required by order of any court or by law or by any regulatory agency to which either party is subject or in connection with any civil or administrative proceeding (each party agreeing to give prior notice of such required disclosure, to the extent practical, to the other party), (iii) such Information is or becomes publicly known other than through actions, direct or indirect, of any party hereto or any such party’s officers, representatives, brokers, attorneys, advisers or affiliates, (iv) necessary in connection with the enforcement of the terms of this Agreement, or (v) permitted in writing by all parties hereto.

(b) Buyer and Seller acknowledge that either party’s failure to comply with the promises contained in Section 7.1 will constitute a substantial and material breach of this Agreement. Parties further acknowledges that any remedy at law for any breach or threatened or attempted breach of the covenants contained in Section 7.1 may be inadequate and that the violation of any of the covenants contained in Section 7.1 will cause irreparable and continuing damage to the Business. Accordingly, the Parties shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder, including, without limitation, an order restraining any further violation of such covenants, or any other relief a court might award, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security, and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which either party may be entitled. The covenants in Section 7.1 shall run in favor of the parties and its affiliates, successors and assigns. The provisions of Section 7.1 shall survive the Closing or termination of this Agreement.

(c) In the event a Closing does not occur, the Buyer and Seller will return all Information to the party that provided same or destroy all Information that is in tangible form, together with any copies that may have been made, and provide written certification that the foregoing has been completed.

7.2. Reasonable Efforts. Each of the parties hereto will use all reasonable efforts to take such actions as are to be taken by each of them respectively hereunder prior to Closing, provided that no party is obligated to waive any condition to its obligations to close or to waive any performance of this Agreement by the other party hereunder. The Seller agrees to use commercially reasonable efforts to obtain the Consents required under this Agreement and Buyer shall use commercially reasonable efforts to assist in the obtaining of such consents. Each party shall be responsible for its own costs and expenses relating to using its efforts as required hereby in obtaining the Consents.

7.3. Ordinary Course: Seller will, unless Buyer consents in writing: (a) own and use the Acquired Assets in accordance with all Applicable Laws, in the ordinary course, and in a manner which will not be reasonably expected to have a material adverse effect on the Acquired Assets, (b) maintain the Acquired Assets in good repair and working condition and maintain and keep in force existing insurance on the Acquired Assets, (c) maintain any and all relationships with its existing employees, customers, suppliers and any other persons or firms with whom Seller has significant contact in connection with the

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operation of the Business and take such other and further actions as may be reasonably necessary to preserve the goodwill of the Business, including the prompt payment of all suppliers and vendors; (d) maintain its books and records in the ordinary course, consistent with past practice, (e) maintains the Inventory at the level described on Schedule 5.20 and (f) comply in all respects with all of the terms of the Purchased Commitments and continue operating the Business in the ordinary course. In addition, Seller will not, without Buyer’s prior written consent: (i) remove, relocate, sell, transfer, pledge, lease, hypothecate or otherwise dispose of any of the Acquired Assets outside of the ordinary course of business, (ii) enter into, engage in, or become a party to, directly or indirectly, any transaction or agreement other than in the ordinary course of business, or (iii) increase the compensation of any employee or independent contractor of the Business.

7.4. Cooperation. No party hereto will intentionally take any action that would cause any condition set forth in this Agreement not to be fulfilled, including without limitation, taking or causing to be taken any action that would cause the representations and warranties made by such party in this Agreement not to be true and correct in all material respects as of the Closing.

7.5. Governmental Filings. Each party hereto will promptly make all governmental filings or other submissions which may be necessary in order for such party to be able to consummate the transactions contemplated by this Agreement.

7.6. Taxes and Fees. Seller shall prepare and timely file, in a manner consistent with Applicable Laws, all tax returns relating to the Business and/or the Acquired Assets required or permitted to be filed on or before the Closing Date.

7.7. Access. From time to time and at any time during normal business hours, Seller shall give Buyer and its representatives reasonable access to the Location and Acquired Assets from the date hereof and through the Closing Date and shall promptly furnish to Buyer and its representatives such information and records relative to the Business and the Acquired Assets as they shall, at any time and from time to time, reasonably request, including but not limited to financial reports of operations and reports and other information as to the status of Seller’s liabilities to its vendors.

7.8. Exclusivity. Seller acknowledges that Buyer has devoted and will devote substantial time and has incurred and will incur out-of-pocket expenses (including attorneys’ fees and expenses) in connection with conducting business, financial, and legal due diligence investigations of Seller and the Business, drafting and negotiating this Agreement and all related agreements and consummating the transactions contemplated hereby and thereby. In the event that Seller violates any provision of this Agreement, Buyer shall have such remedies as are set forth in herein. To induce Buyer to take the actions contemplated under this Agreement and the related agreements and to incur such expenses, from the date of this Agreement until the earlier of the Closing or termination of this Agreement, Seller will not, directly or indirectly: (a) enter into any written or oral agreement or understanding with any person or entity (other than Buyer) regarding a sale (directly or indirectly including by way of merger or consolidation) of all or any part of the Business or the Acquired Assets or the use of the Location; or (b) solicit, initiate or encourage the submission of any proposals or offer from any person or entity (other than Buyer) regarding the possibility of any such sale or such use or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

7.9. Pre-Closing Obligations. Seller shall promptly pay, perform and discharge in full and in accordance with their respective terms, all liabilities and obligations relating to the Acquired Assets

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and/or the Business which accrue prior to the Closing (regardless of when they actually arise), and all other Excluded Liabilities, and Buyer shall have no responsibility therefor.

7.10. Further Actions. From the date hereof to the Closing or termination of this Agreement, the Seller will provide prompt notice to Buyer of any fact, condition, event or occurrence that will or is reasonably likely to result in the failure of any of the conditions contained in this Agreement to be satisfied or the breach of any representation or warranty set forth herein.

8. Indemnification. The Seller agrees to and shall defend, indemnify and hold harmless Buyer and its managers, members, employees, agents, representatives and its and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all losses, damages, claims, actions, lawsuits, demands, proceedings, assessments, judgments, deficiencies, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses), and governmental actions of every kind, nature or description (collectively, “Losses”) which arise out of, or relate to any of the following: (a) the operation of the Business at any time on or prior to the Closing Date; (b) any breach of any representation, warranty or covenant made by the Seller in the Acquisition Agreements; (c) any failure by the Seller to perform, comply with or observe any one of more of its covenants, agreements or obligations contained in the Acquisition Agreements; (c) liability arising from a breach or error by Seller in connection with the representations and warranties set forth in Section 5.21 and (d) any transferee liability for which the Buyer Indemnified Parties become liable on account of any obligation of Seller, including, but not limited to any tax liability that the Buyer assumes by law. If there is any indemnification claim hereunder, Buyer shall promptly cause notice of the claim to be delivered to the Seller, provided that the failure to give such notice shall not affect the Buyer Indemnified Parties’ right to indemnification hereunder. The Seller shall defend such claim at their sole cost and expense with legal counsel selected by the Buyer. The Buyer and its counsel shall have the right to participate in the defense of any such claim at the Buyer’s sole cost and expense. If notice is given and the Seller fail to promptly assume or assert the defense of the claim in good faith, the claim may be defended, comprised or settled by the Buyer without the Seller’s consent and the Seller shall remain liable under this Section 8. Notwithstanding any provision of this Section 8 to the contrary: (a) the Buyer may retain control over the defense (at the cost of the Seller) of any claim hereunder if such claim is for injunctive or other equitable relief; and/or (b) if in the reasonable opinion of the Buyer there may be a conflict between the positions of the Buyer and Seller in conducting the defense of an action or that there may be legal defenses available to Buyer different from or in addition to those which counsel for the Seller would be able to raise, the Buyer shall be entitled to maintain its own independent defense of such action and the reasonable fees and expenses of the Buyer’s counsel shall be paid by the Seller. Seller cannot settle a matter other than for dollar damages without the consent of Buyer.

9. Post-Closing Covenants. In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants after the Closing:

9.1. Taxes. Seller shall pay any and all sales, use, transfer or other taxes due or owing in connection with the transfer and conveyance of the Assets hereunder, and Buyer shall have no liability therefor.

9.2. Seller’s Employees. Seller acknowledges that on or after the Closing Date, Buyer may hire one or more persons previously employed by Seller, that any such persons shall be treated as new hires by Buyer and that Buyer’s employment of such persons shall in no way limit Seller’s obligations to pay any amounts or provide any benefits to such persons in connection with their employment by Seller or the termination thereof. Nothing herein shall obligate Buyer to employ such employees or to employ them for any specific time period or to provide them with any specific benefits or pay rate.

9.3. Records. Seller will not dispose of or destroy any records relating to the Business or the Acquired Assets which are not delivered to Buyer at or prior to Closing for five (5) years thereafter and will provide Buyer with access to review and copy any such records during such period.

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9.4. Restrictive Covenants. The Seller acknowledges and agree that Buyer would not have entered into this Agreement to purchase the Acquired Assets but for the following restrictive covenants, that the provisions of this Section 9.4 are supported by good and sufficient consideration, that the Seller (including, but not limited to, officers, shareholders, employees and agents thereof) possesses information and expertise relating to the Business and the Acquired Assets that will enable them to injure Buyer and diminish the value of the investment by Buyer in the Business and the Acquired Assets if the Seller should engage in any business that is competitive with the Business conducted by Buyer. The Seller hereby covenant and agree to deliver to Buyer during the Due Diligence Period, non-disclosure and non-competition agreements, in a form acceptable by Buyer, executed by all Key Personnel, as identified by Seller and provided as a list to be adopted as Schedule 9.4 during the Due Diligence Period. This separate non-competition agreement shall provide (a) for a period of ten (10) years after the Closing Date (the “Restriction Period”) Key Personnel shall not: within fifty (50) miles of the Location, directly or indirectly, as an owner, officer, employee, agent, or otherwise, operate a restaurant, bar or catering hall either with the name “Rustic Inn” or any similar name and/or menu, design, or style of service similar that of the Business; (b) for a period of three (3) years after the Closing Date directly or indirectly, as an owner, officer, employee, agent, or otherwise solicit for employment or employ any employees of the Business or cause any employee of Buyer to leave his or her employment, or to seek employment with any person or entity other than Buyer; or (c) they shall not directly or indirectly, solicit, induce or encourage any dealer, supplier or customer of Buyer to modify or terminate any relationship, whether or not evidenced by a written contract, with Buyer. If any provision of this Section 9.4 or Section 7.1 is violated, in whole or in part, Buyer shall be entitled in addition to damages upon application to any court of proper jurisdiction, to seek a temporary restraining order, preliminary injunction or permanent injunction, to restrain and enjoin such violation without prejudice as to any other remedies Buyer may have at law or in equity and Seller hereby consents to the issuance thereof by any court of competent jurisdiction. The Seller agrees that the restrictions in this Section 9.4 or Section 7.1 are reasonable and necessary for the protection of Buyer’s business and goodwill and that Buyer will suffer irreparable injury, for which monetary damages alone may be inadequate, if Seller engages in the prohibited conduct. If Buyer seeks a temporary restraining order, preliminary injunction or permanent injunction, Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon and Seller waives any requirement for the securing or posting of any bond in connection with such remedy. If any provision of this Section 9.4 is held by any court of competent jurisdiction to be unenforceable, or unreasonable, as to time, geographic area or business limitation, the parties agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable law and the court in each case shall reduce the necessary terms to a permissible duration, burden or scope. The parties further agree that, in such event, the remaining restrictions contained herein shall be severable and shall remain in effect and shall be enforceable independently of each other. Upon any breach of the covenants contained in this Section 9.4, whether or not there is litigation, the restrictions as to duration contained therein shall be deemed automatically extended for a period at least equal to the total period of such breach or breaches.

10. Miscellaneous

10.1. Notices. All notices consents, demands and other communications hereunder are to be in writing and must be sent or transmitted by (i) United States mail, certified or registered, return receipt requested (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the party below or to such other mailing address or facsimile number as one party shall provide to the other party in accordance with this provision and are deemed to have been duly given or made on the delivery date if delivery is made during applicable normal working hours, or on the next business day if delivered after applicable normal working hours. In the event a delivery or notice deadline falls on a weekend or holiday, then the applicable deadline will be extended to

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include the first business day following such weekend or holiday. If to Buyer: Ark Rustic Inn LLC, 85 Fifth Avenue, 14th Floor, New York, NY 10003; Attn: Michael Weinstein, CEO, with a copy to Elliot H. Lutzker at Davidoff Hutcher & Citron LLP, 605 Third Avenue, 34th Floor, New York, New York 10158, and if to Seller: W and O, Inc., 4331 Ravenswood Road, Dania Beach, Florida 33312, Attn: Henry J. Oreal, with copy to: Rene G. VanDe Voorde at VanDe Voorde Hall Law, P.L., 1327 North Central Avenue, Sebastian, Florida 32958 and Henry J. Oreal at 13795 Ruffner Lane, Sebastian FL 32958.

10.2. Construction. This Agreement constitutes the entire understanding of the parties and may be amended only by a writing executed by all of the parties to be bound. The section and subsection headings of this Agreement have been inserted solely for convenience of reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The parties agree that they have had the opportunity to read this Agreement and obtain the advice of legal counsel, and further agree that the provisions set forth herein are fair and reasonable. The recitals form an integral part of this Agreement and are hereby incorporated herein. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any party hereto.

10.3. Invalidity. In the event any provision or portion of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction as applied to any fact or circumstance, the remaining provisions and portions of this Agreement and the same provision as applied to any other fact or circumstance shall not be affected or impaired thereby, and shall remain valid and enforceable.

10.4. Waiver. No failure of any party to exercise any right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.

10.5. Assignment; Binding Effect. No party may assign its rights or delegate its obligations hereunder without the consent of the other party; except that Buyer may assign its rights under this Agreement to a corporation, limited liability company or other similar entity owned and controlled by Buyer. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.6. Facsimile and Counterparts. This Agreement may be executed by facsimile and/or simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7. Risk of Loss. In the event there is a material loss regarding the Business or the Location between the Effective Date and the Closing Date, Buyer, at its option, may (a) terminate this Agreement and the parties hereto shall have no further obligations hereunder, or (b) close the transaction described herein, provided that Buyer shall be entitled to a credit for the fair value of any Acquired Assets destroyed or damaged on account of such loss.

10.8. Joint and Several Liability. In this Agreement and in every document executed in connection with or pursuant hereto, each Shareholder joins in each and every representation, warranty and covenant made by the Seller and joins in and does guarantee each and every obligation of the Seller under this Agreement and those other documents.

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10.9. Submission of Agreement. The submission of this Agreement to the Seller or their agents or attorneys for review shall not be deemed an offer to purchase from Buyer, and no agreement with respect to the purchase and sale of the Acquired Assets shall exist unless and until this Agreement is executed and delivered by the Seller and Buyer.

10.10. No Joint Venture. Nothing contained in this Agreement shall be deemed or construed to create any partnership, joint venture or other relationship between the Seller and Buyer (other than the relationship of seller and/or shareholder and buyer). No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person or entity other than the Seller and Buyer.

10.11. Further Assurances. Consistent with the terms and conditions hereof each party shall execute and deliver all instruments, certificates and other documents and shall perform all other acts which the other party reasonably requests in order to carry out this Agreement and the transactions contemplated hereby.

10.12. Survival. The provisions of Section 2, Section 5, Section 8, Section 9 and Section 10 shall survive the Closing.

10.13. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

10.14. JURY WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

10.15. Fees and Expenses. Each of the parties hereto shall pay its own fees, costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. In any action brought to enforce the terms of this Agreement or any guarantee of obligations hereunder, the prevailing party shall be entitled to recover all costs of enforcement and litigation, including but not limited to reasonable attorney’s fees. As used in this Agreement, the term “prevailing party” means that party whose position is substantially upheld in a final judgment rendered in any litigation or proceeding, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed the day and year first above written.

SELLER: W AND O, INC. a Florida corporation		BUYER: ARK RUSTIC INN, LLC a Delaware limited liability company

By:	/s/ Henry J. Oreal	By:	/s/ Robert Stewart
	HENRY J. OREAL, as President	Its:	Chief Financial Officer
		Printed Name:	Robert Stewart

SHAREHOLDER:

By:	/s/ Henry J. Oreal
HENRY J. OREAL, as Personal Representative of THE WAYNE OREAL ESTATE